Exhibit 3.3

State of Delaware Secretary of State Division of Corporations Delivered 11:49 AM 06/03/2015 FILED 11:45 AM 06/03/2015 SRV 150871601 - 5759013 FILE

STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A NON-DELAWARE CORPORATION
TO A DELAWARE CORPORATION
PURSUANT TO SECTION 265 OF THE
DELAWARE GENERAL CORPORATION LAW

1.)	The jurisdiction where the Non-Delaware Corporation first formed is Nevada.

2.)	The jurisdiction immediately prior to filing this Certificate is Nevada.

3.)	The date the Non-Delaware Corporation first formed is April 22, 2002.

4.)	The name of the Non-Delaware Corporation immediately prior to filing this Certificate is EZTD Inc.

5.)	The name of the Corporation as set forth in the Certificate of Incorporation is EZTD Inc.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation have executed this Certificate on the 12 day of May, A.D. 2015.
By:	/s/Shimon Citron

Name:	Shimon Citron
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Title:	President and Chief Executive Officer
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